                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          JEFFERSON-PILOT CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

LOGO

                          JEFFERSON-PILOT CORPORATION
                            100 North Greene Street
                        Greensboro, North Carolina 27401

                  NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

                           MEETING DATE: MAY 5, 1997

Dear Shareholder:

You are cordially invited to attend the 1997 Annual Meeting of Jefferson-Pilot's shareholders. We will meet at the Corporation's offices in Greensboro, North Carolina on Monday, May 5, 1997, at 10:00 A.M.

The matters we will be acting on at the meeting are described in the attached Notice of Meeting and Proxy Statement.

The Corporation's activities and performance during 1996 are reviewed in our Annual Report to Shareholders.

I urge you to vote your shares by proxy, even if you plan to attend the meeting. Please fill out and return your proxy card promptly.

On behalf of your Board of Directors, thank you for your continued support.

Sincerely,

LOGO

David A. Stonecipher
President and CEO
Jefferson-Pilot Corporation

April 7, 1997

                 NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 7, 1997

Notice is Hereby Given that the Annual Meeting of Shareholders of
Jefferson-Pilot Corporation will be held at the Jefferson-Pilot Building (4th Floor), 100 North Greene Street, Greensboro, North Carolina, at 10:00 o'clock a.m. local time, on Monday, May 5, 1997. The purposes of the meeting are:

     (1) electing four persons as Class II directors with terms continuing until the Annual Meeting of Shareholders in 2000 and until their successors are duly elected and qualified;

     (2) electing one person as a Class I director with a term continuing until the Annual Meeting of Shareholders in 1999 and until his successor is duly elected and qualified; and

     (3) transacting any other business that may be properly brought before the meeting or any adjournment of the meeting.

Holders of common stock of record at the close of business on March 3, 1997 will be entitled to vote at the meeting or any adjournment of the meeting.

Whether or not you expect to attend the meeting, please date, sign and return promptly the enclosed proxy card. This will ensure that your shares are voted. You may revoke your proxy at any time before it is voted at the meeting.

On behalf of the Board of Directors,

LOGO

Vice President and Secretary

--------------------------------------------------------------------------------

CONTENTS
Proxy Solicitation and Voting Information...................    3
Proposals I and II -- Election of Directors.................    3
Security Ownership..........................................    7
Executive Compensation......................................    8
Other Information...........................................   16

PROXY STATEMENT

PROXY SOLICITATION AND VOTING INFORMATION

The enclosed proxy is solicited by the Board of Directors of Jefferson-Pilot Corporation ("Corporation") for the Annual Meeting of Shareholders ("Meeting") to be held on May 5, 1997 and any and all adjournments of the Meeting. These proxies will be voted if properly signed, received by the Corporation prior to the close of voting at the Meeting and not revoked.

Voting Eligibility. Holders of record of the Corporation's common stock ("common stock") at the close of business on March 3, 1997 will be entitled to vote at the Meeting. On that date, 70,758,426 shares of common stock were outstanding. Record holders are entitled to one vote per share on each matter properly brought before the Meeting.

Certain Plans. Proxies representing shares of common stock held of record also will represent full and fractional shares held under the Corporation's Dividend Reinvestment Plan. Separate voting cards are being furnished under the 401(k)/TeamShare Plan for employees and career agents and under the Agents' Retirement Plan.

Revoking a Proxy. A shareholder who has returned a proxy may revoke it at any time before its use by delivering a written notice of revocation to the Secretary of the Corporation, by submitting a properly executed, subsequently-dated proxy to the Corporation or by voting in person at the Meeting.

Quorum and Voting. A majority of the outstanding shares of common stock must be represented in person or by proxy at the Meeting in order to constitute a quorum for the transaction of business.

Under North Carolina law and the Corporation's Articles of Incorporation, assuming a quorum is present, the candidates receiving the highest number of votes will be elected directors. Abstentions and broker non-votes are counted for purposes of determining a quorum. Abstentions, broker non-votes or failure to vote are disregarded in tabulating voting results. Shareholders may not cumulate their votes. Votes will be counted by employees of Georgeson & Company, Inc. ("Georgeson"), which has been appointed to serve as Inspector of Election for the Meeting.

Where the shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with such specification. Unless otherwise so instructed, properly executed proxies which are returned in a timely manner will be voted for all nominees for director, and in accordance with the best judgment of the proxy holders on any other matters that may be properly brought before the meeting.

Shareholder Proposals at the Meeting. The Corporation's By-Laws require 90 days advance notice to the Secretary of any resolution to be presented at the Meeting. No such notice has been received.

1995 Stock Split. All data in this Proxy Statement relating to the Corporation's common stock and stock options have been adjusted where necessary to reflect the three-for-two split of the Corporation's common stock that was effected through a 50% stock dividend in December 1995.

PROPOSALS I AND II --   ELECTION OF DIRECTORS

Jefferson-Pilot's Board of Directors presently consists of thirteen members, divided into three classes. The terms of office of the three classes of directors end in successive years.

Four members of the class of directors whose term of office is expiring have been nominated to serve for a new three-year term that will end in 2000. One other director whose term of office as a director is also expiring has been nominated to serve for a new two-year term that will end in 1999. This will equalize the size of the classes of directors because one director, William E. Blackwell, has tendered his resignation from the Board effective at the Meeting in anticipation of his retirement later in 1997 from his management positions. To reflect this retirement, the Board has reduced the number of directors from thirteen to twelve effective at the Meeting. All of the director nominees have previously been elected by the shareholders.

The accompanying proxy will be voted for the election of the five nominees, unless authority to vote for one or more nominees is withheld. If any nominee is unable or unwilling to serve as a director for any reason (which is not anticipated), the proxy will be voted for the election of any substitute nominee designated by the Board of Directors or its Executive Committee.

Certain information about these nominees and the other directors whose terms of office will continue after the Meeting is shown below.

NAME, AGE AND YEAR
FIRST BECAME A DIRECTOR                PRINCIPAL OCCUPATION DURING LAST FIVE YEARS AND OTHER POSITIONS(1)
---------------------------------------------------------------------------------------------------------
                    NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING 2000 -- CLASS II
EDWIN B. BORDEN                        President and Chief Executive Officer, The Borden Manufacturing
age 63                                 Co. (textiles), Goldsboro, NC
Director since 1991
WILLIAM H. CUNNINGHAM                  Chancellor, The University of Texas System, Austin, TX since
age 53                                 September 1992; prior thereto, President, the University of Texas
Director since 1986                    at Austin
E. S. MELVIN                           President and Chief Executive Officer of The Joseph M. Bryan
age 63                                 Foundation of Greater Greensboro, Inc. since January 1997; Senior
Director since 1988                    Vice President, Central Carolina Bank & Trust Company from June
                                       1993 to December 1996; prior thereto, Chairman of the Board and
                                       Chief Executive Officer, 1st Home Federal Savings and Loan
                                       Association of the Carolinas, F.A.
DONALD S. RUSSELL, JR.                 Attorney in sole practice in Columbia, SC
age 56
Director since 1977

                      NOMINEE TO SERVE FOR A TWO-YEAR TERM EXPIRING 1999 -- CLASS I
DAVID A. STONECIPHER                   President and CEO of the Corporation; President-Elect and
age 56                                 CEO-Elect from September 1992 to February 1993; President,
Director since 1993                    GeorgiaUS (holding company), Atlanta, Georgia from February 1991 to August 1992 and Executive Vice President from April 1989

                      CONTINUING DIRECTORS FOR THE TERM EXPIRING 1998 -- CLASS III
ROBERT G. GREER                        Consultant in the formation of, and then Chairman since September
age 62                                 1996 of, the Bank of Tanglewood, N.A., Houston, Texas; Vice
Director since 1975                    Chairman and Advisory Director, Northern Trust Bank of Texas from
                                       August 1995 to May 1996; prior thereto, Chairman of the Board of
                                       Tanglewood Bank.
GEORGE W. HENDERSON, III               President and Chief Executive Officer, Burlington Industries, Inc.
age 48                                 (manufacturer of textile products), Greensboro, NC since January
Director since 1995                    1, 1995; President and Chief Operating Officer from April 1993;
                                       prior thereto, Group Vice President; also a director since 1990
HUGH L. MCCOLL, JR.                    Chief Executive Officer, NationsBank Corporation, Charlotte, NC
age 61                                 since 1983; Chairman of the Board and Chief Executive Officer from
Director since 1993                    1983 to December 1991 and December 1992 to January 7, 1997;
                                       President and Chief Executive Officer from December 1991 to
                                       December 1992; also serves as Chief Executive Officer of that company's subsidiary banks
MARTHA A. WALLS                        President and Chief Executive Officer, Southern Newspapers, Inc.,
age 69                                 Houston, TX
Director since 1990

NAME, AGE AND YEAR
FIRST BECAME A DIRECTOR                PRINCIPAL OCCUPATION DURING LAST FIVE YEARS AND OTHER POSITIONS(1)
----------------------------------------------------------------------------------------------------------------
                       CONTINUING DIRECTORS FOR THE TERM EXPIRING 1999 -- CLASS I
C. RANDOLPH FERGUSON                   Executive Vice President -- Group, Jefferson-Pilot Life Insurance
age 51                                 Company, a subsidiary, since August 1988; Senior Vice President of
Director since 1989                    the Corporation since May 1989; prior thereto, Vice
                                       President -- Planning & Internal Auditing
WILLIAM PORTER PAYNE                   Vice Chairman of NationsBank Corporation since February 1997;
age 49                                 President and Chief Executive Officer, Atlanta Committee for the
Director since 1993                    Olympic Games, Atlanta, GA from January 1991 to January 1997
ROBERT H. SPILMAN                      Chairman of the Board of the Corporation since March 1993;
age 69                                 Chairman of the Board and Chief Executive Officer, Bassett
Director since 1984                    Furniture Industries, Inc. (furniture manufacturer), Bassett, VA

---------------

(1) In addition to the directorships shown in the table, Mr. Borden is a director of Carolina Power & Light Company, Ruddick Corporation, Triangle Bancorp and Winston Hotels, Inc.; Mr. Cunningham is a director of La Quinta Motor Inns, Inc. and Texas Commerce Bank (Advisory Director); Mr. Henderson is a director of Wachovia Bank of North Carolina, N.A.; Mr. McColl is a director of CSX Corporation, Ruddick Corporation and Sonoco Products Company; Mr. Melvin is a director of Central Carolina Bank & Trust Company; Mr. Payne is a director of Cousins Properties, Inc.; Mr. Russell is a director of Piedmont Natural Gas Company; and Mr. Spilman is a director of Dominion Resources, Inc., NationsBank Corporation, The Pittston Co., Trinova Corporation and Virginia Electric and Power Company.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors held five meetings during 1996. Attendance by directors at meetings of the Board and of committees on which they served averaged approximately 95%. All directors attended at least 75% of the meetings of the Board and of committees on which they served except Mr. Payne (foreign travel related to his role as President and Chief Executive Officer for the 1996 Atlanta Olympics).

To assist the Board of Directors in carrying out its duties and responsibilities, it has appointed several standing committees, including the five described below.

The Executive Committee, which met three times in 1996, is composed of Directors Spilman (Chairman), Borden, Cunningham, Greer and Stonecipher. The Committee may exercise all of the powers and authority of the Board of Directors except for the power to issue stock or declare dividends and certain other powers specifically reserved by North Carolina law to the Board.

Under the Statement of Principles of Jefferson-Pilot Corporation with Respect to Certain Corporate Governance Matters, the Audit, Compensation and Conflict of Interests Committees may not include any inside director (a current or recent executive officer or any relative thereof) or any other director who is an executive officer of another public corporation on whose board an executive officer and director of the Corporation serves. Each of these Committees is authorized to engage independent advisers with an appropriate budget made available for this purpose. The Nominating Committee may not include more than one inside director.

The Audit Committee, which met three times in 1996, is currently composed of Directors Russell (Chairman), Henderson, Melvin, Payne and Walls. The duties of the Committee include recommendation of the independent accountants to be appointed by the Board; approval of the scope of the accountants' examination and other services; review of the financial statements, including auditors' opinions and management letters, and reporting to the Board the Committee's recommendation with respect thereto; review of financial and/or fiscal policies and policy decisions; determination of the duties and responsibilities of the officer with internal auditing responsibility; approval of the scope of such officer's work and review of the results thereof; approval of such officer's staffing requirements and budget; and, through review of the results of internal and external audits, monitoring of internal programs to ensure compliance with laws, regulations and the Corporation's responsibilities for financial reporting to the public.

The Compensation Committee, which met twice in 1996, is currently composed of Directors Cunningham (Chairman), McColl, Melvin, Spilman and Walls. The duties of the Committee include approval of salaries to be paid to senior executive officers; approval of or delegation to the President or a Vice President of the authority to approve the salaries of all other officers; review of the qualified employee benefit plans maintained by the Corporation; review of all recommendations for changes in any plan which must be approved by the Board; and administering officer incentive plans as well as determining the awards thereunder for senior executive officers.

The Nominating Committee, which met twice in 1996, is currently composed of Directors Spilman (Chairman), Cunningham, Greer, Henderson and McColl. The duties of the Committee include recommendation to the Board with respect to nominees for election as directors; and recommendation to the Board with respect to the composition of all Committees of the Board other than the Executive and Nominating Committees. In selecting nominees for the Board of Directors, the Committee will consider nominees recommended in writing by shareholders to the same extent as nominees recommended by management. The Committee will not be able to consider recommendations received less than 120 days prior to the date of the meeting at which directors are to be elected.

The Conflict of Interests Committee, which met once in 1996, is currently composed of Directors Walls (Chairperson), Borden, Melvin, Payne and Russell. The duties of the Committee include annual review of all significant relationships which directors have with the Corporation, directly or indirectly, and making appropriate recommendations to the Board based thereon concerning Committee assignments. The duties also include investigation of any complaints concerning a possible conflict of interests involving directors or officers of the Corporation, recommendation to the Board of action to be taken to remove any such conflict and recommendation of policies or procedures designed to avoid any such conflicts of interests.

COMPENSATION OF DIRECTORS

Directors who are not employees of the Corporation or one of its subsidiaries receive a retainer of $30,000 per year, plus a fee of $1,000 for each Board or committee meeting of the Corporation or one of its subsidiaries attended ($500 for a committee meeting held in connection with a Board meeting). Committee chairpersons receive an additional annual retainer of $3,000. The Chairman of the Board receives an additional annual retainer of $50,000.

Directors may elect to defer receipt of some or all cash directors' fees. Deferred accounts are credited with phantom deferred equivalent units of the Corporation's stock or with interest at rates representative of market rates, as selected by the director. Deferred accounts are unfunded and are paid out in up to ten annual installments after Board service ends.

Under the Non-Employee Directors' Stock Option Plan approved by shareholders in 1995, non-employee directors receive nondiscretionary stock option awards, each exercisable at the fair market value of the Corporation's common stock on the date of the award, as follows: in 1995 or at such later date as they may join the Board, options to purchase 7,500 shares; and on the first regular quarterly Board meeting date in each year from 1996 through 1999, options to purchase 3,375 shares. The options generally expire in ten years. The Plan, unless earlier terminated, will expire on March 31, 1999.

SECURITY OWNERSHIP

The following table shows the beneficial ownership of the Corporation's common stock as of March 3, 1997 for each director and each of the five highest paid executive officers, and for all such persons and other executive officers as a group, based on information they supplied.

                                                                 SHARES
                                                              BENEFICIALLY
                            NAME                              OWNED(1)(2)
--------------------------------------------------------------------------
William E. Blackwell........................................     111,260
Edwin B. Borden.............................................      27,375
William H. Cunningham.......................................      15,411
C. Randolph Ferguson........................................      76,036
Robert G. Greer.............................................      16,275
George W. Henderson, III....................................      10,198
Hugh L. McColl, Jr..........................................      14,250(2)
E. S. Melvin................................................      23,659(2)
William Porter Payne........................................      15,370
Donald S. Russell, Jr.......................................      19,312(2)
Robert H. Spilman...........................................      36,990
David A. Stonecipher........................................     258,095
Martha A. Walls.............................................      40,606
Dennis R. Glass.............................................      93,360
John D. Hopkins.............................................      67,712
Kenneth C. Mlekush..........................................      92,094
Directors and executive officers as a group (18 persons)....     992,814

---------------

(1) The individuals have sole voting and investment power with respect to the shares shown, except as follows: Mr. Blackwell: 2,250 shares are held by his wife; Mr. Melvin: 710 total shares are held by his two sons and wife; Mr.
    Spilman: 1,050 shares are held by his wife; Mr. Stonecipher: 3,000 shares are held by his wife; and Ms. Walls: 29,701 shares are owned jointly with her husband and 2,084 shares are held by a corporation of which she is an officer, director and principal shareholder. Except as specifically indicated, the directors named in this note have no authority to vote these shares. The shares reported include shares held for each officer under the Corporation's 401(k)/TeamShare plan, share equivalent units under the directors' fee deferral plan as follows: Mr. Henderson, 1,523 shares; Mr. Melvin, 1,637 shares; Mr. Spilman, 8,134 shares and Mrs. Walls, 1,726 shares; and the following shares which the individuals had the right to acquire within 60 days through the exercise of options: employee plan: Mr. Blackwell, 37,500; Mr. Ferguson, 25,333; Mr. Stonecipher, 204,166; Mr. Glass, 85,416; Mr. Hopkins, 62,916, Mr. Mlekush, 87,916; non-employee director plan: Messrs. Borden, Cunningham, Greer, McColl, Melvin, Payne, Russell and Spilman, 10,875 each; Mr. Henderson, 8,375; Mrs. Walls, 3,375; and the group (both plans), 669,497.
(2) None of the individuals reported beneficial ownership of more than 1% of the total shares outstanding. Mr. McColl reported that NationsBank Corporation, of which he is Chief Executive Officer, holds 3,126,046 shares (4.4%) for its own account, as to which he disclaims beneficial ownership. Mr. Melvin reported that he is coexecutor of the estate of Joseph M. Bryan, which owns 837,675 shares of common stock of the Corporation (1.2%), as to which Mr. Melvin disclaims beneficial ownership. Mr. Russell reported that 111,375 shares are held of record by his father under an arrangement under which Mr. Russell has sole voting power, as to which shares Mr. Russell disclaims beneficial ownership.

The Corporation believes that all of its executive officers and directors complied for 1996 with all applicable stock ownership reporting requirements under Section 16(a) of the Securities Exchange Act of 1934.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Principles of the Executive Pay Program

The foundation of the executive compensation program is based on guiding principles designed to align compensation with the Corporation's mission, business strategy and values. Building on this foundation, the executive compensation program is designed to retain and motivate the executive talent needed to maximize the Corporation's return to shareholders by:

     - providing base compensation levels that are competitive with that provided in the various markets in which the Corporation competes for executive talent;

     - rewarding executives for the achievement of specific corporate and unit earnings goals, as well as market-related goals necessary to build value over the long term; and

     - creating earned share ownership opportunities so that the long-term maximization of shareholder value truly links executive and shareholder interests.

In the executive compensation program's implementation, the Compensation Committee considers each of these principles, which are described in greater detail below.

Competitive Compensation Levels

Total compensation (base salary and incentive) targets for expected levels of performance are developed for executive officers. Published survey materials, proxy statement analyses and counsel with consultants form the basis for establishing targeted compensation levels, including the incentive compensation described below. Companies listed as the "Similarly Diversified Companies" in the Performance Graph are included in the compensation survey data, as are other companies. The Corporation uses broad financial services and insurance industry surveys to determine competitive data, since executives may be recruited from or attracted to companies other than those included in the "Similarly Diversified Companies." In general, total compensation is targeted at the second quartile (i.e., the 50 to 75 percent range) of the relevant marketplace for each executive's area of responsibility (e.g., life insurance, broadcasting, etc.). Actual compensation of the individuals named in the Summary Compensation Table for 1996, including Mr. Stonecipher, fell within the second quartile of the relevant marketplace.

Incentive and Reward

Achieving both the short- and long-term goals described below is necessary for executives to earn competitive total compensation. Depending on position, between 50 and 60 percent of each executive officer's total targeted compensation is based upon performance. Performance-related elements include annual bonus, long-term incentive compensation ("Long-Term Plan") payouts and stock options.

The annual incentive compensation plan is keyed to competitive annual incentive norms and is based on the achievement of short-term goals consisting of the Corporation's earnings per share ("EPS") and operating income targets set for the Corporation and each line of business. Additional short-term goals such as market share, premium growth and new business issued may also affect a specific individual's incentive award. The short-term goals for executives are developed based on the Corporation's annual budgets and operating plans. The weights accorded to the goals vary depending on the participant's position. For most executive officers, the 1996 bonuses were above the normal range, reflecting the extraordinary effort expended in the integration of two major acquisitions. The actual performance of the Corporation and of the individuals named in the Summary Compensation Table in 1996 resulted in annual bonuses varying from 42% to 75% of base salary.

Long-term incentives come in two forms under the Long Term Stock Incentive Plan: the Long-Term Plan, which is a three-year plan based on cumulative growth of operating EPS, and stock options. Participants in the Long-Term Plan are eligible for an annual payment, the first having been made in early 1995, contingent upon the

Corporation's achieving specified levels of compound growth rate in the cumulative operating earnings per share ("CGR") during the preceding three years (or, in the case of the phase-in period through December 31, 1994, the preceding two years). Payouts are expressed as a percentage (which varies according to the participant and the level of CGR achieved) of each participant's salary during the last year of the relevant period and are established in combination with the expected value of stock option grants such that competitive and performance-related long-term incentive opportunities are available. No amounts will be payable under the Long-Term Plan if the CGR during the relevant period is less than 50% of the targeted CGR. Payouts for Mr. Stonecipher are based on a percentage that is 33% greater than the percentage for other current participants in the Long-Term Plan due to differences in competitive practice for the Chief Executive Officer position versus that of other executive officers.

Some of the stock options awarded in 1996 to executive officers were granted pursuant to extensions of employment agreements, which are described below under "Employment Contracts." The agreements provide for grants of options in amounts that, when combined with long-term incentives under the three-year plan, provide total long-term incentive compensation that is competitive with other large insurance companies, based on data from industry surveys. Actual gains from stock option grants are dependent upon stock price increases from the fair market value at the time of grant. The Compensation Committee does not consider levels of share ownership or past option grants in making current stock option awards as it desires to continually reinforce the goal of stock price improvement.

Equity Ownership

Sustained and increasing ownership by executives of the Corporation's stock is expected upon shares being earned through performance. Half of the value earned under the Long-Term Plan is delivered in shares. In the payout for the three-year performance cycle which ended in 1996, an aggregate of 10,118 shares were delivered to six executive officers. The direct link between shareholders and executives is strengthened by using stock options as an important incentive vehicle. Expectations are established informally regarding the continued ownership by executives during their employment of Corporation shares.

Chief Executive Officer's Compensation

Mr. Stonecipher's salary for 1996 reflected a 4% increase over his 1995 salary. Under his employment agreement with the Corporation, which was negotiated on an arms' length basis and entered into on August 1, 1992, a substantial majority of Mr. Stonecipher's bonus for 1996 was determined in accordance with a formula based on growth in EPS over the prior year. In 1996, EPS increased 12.1% compared with 1995 results adjusted to exclude discontinued operations. The additional bonus amount reflected Mr. Stonecipher's outstanding leadership and progress on a key strategic objective of redeploying capital into the life insurance and annuity businesses to improve the return to shareholders. In addition, pursuant to his employment agreement, Mr. Stonecipher participates in the Long-Term Plan and received a payout in early 1997 based on achievement of above-target CGR over the three-year period 1994-96, and in 1996 received a stock option to purchase 125,000 shares at the fair market value on the date of grant.

Deductibility of Compensation

The Compensation Committee has taken steps to minimize any compensation that would be non-deductible under Section 162(m) of the Internal Revenue Code. In the event that any material amount might potentially not be deductible under
Section 162(m), the Committee will consider what actions, if any, should be taken to seek to make such compensation deductible without compromising its ability to motivate and reward excellent performance.

                              COMPENSATION COMMITTEE

                              William C. Cunningham, Chairman
                              Hugh L. McColl, Jr.
                              E. S. Melvin
                              Robert H. Spilman
                              Martha Ann Walls

                              ********

A summary of the compensation for the Corporation's chief executive officer, and for the four other executive officers who were the highest paid for 1996 ("named officers"), for services to the Corporation or its subsidiaries is shown in the following table.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                                                                    COMPENSATION
                                                                                --------------------
                                                  ANNUAL COMPENSATION           AWARDS(2)    PAYOUTS
                                          -----------------------------------   ----------   -------
                                                                 OTHER ANNUAL   SECURITIES    LTIP      ALL OTHER
                                                                 COMPENSATION   UNDERLYING   PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION        YEAR   SALARY($)   BONUS($)      ($)(1)      OPTIONS(#)   ($)(3)       ($)(4)
-------------------------------------------------------------------------------------------------------------------
David A. Stonecipher.............  1996    843,650    633,000           --       125,000     484,930       6,750
President and Chief Executive      1995    811,200    540,000           --        75,000     350,763       5,895
Officer of the Corporation and     1994    780,000    338,520           --        37,500     203,840          --
Jefferson-Pilot Life Insurance
Company
Kenneth C. Mlekush...............  1996    365,500    200,000           --        38,750     157,567       6,039
Senior Vice President of the       1995    351,500    200,000           --        30,000     113,991       5,700
Corporation and Executive Vice     1994    338,000    140,900           --        22,500      66,248          --
President -- Individual of
Jefferson-Pilot Life Insurance
Company
Dennis R. Glass..................  1996    327,600    150,000           --        38,750     141,228       2,314
Senior Vice President and          1995    315,100    230,000           --        22,500     102,187       6,045
Treasurer
of the Corporation and Executive   1994    303,000    125,000       30,000        11,250      59,388          --
Vice President and Treasurer of
Jefferson-Pilot Life Insurance
Company
John D. Hopkins..................  1996    312,000    130,000           --        38,750          --       5,700
Senior Vice President and General  1995    300,000    210,000           --        22,500          --       6,045
Counsel of the Corporation and     1994    282,500    115,000           --        22,500          --          --
Executive Vice President and
General Counsel of
Jefferson-Pilot Life Insurance
Company
William E. Blackwell.............  1996    343,400    200,000           --        22,500     148,040       6,692
Executive Vice President of the    1995    330,200    150,000           --        22,500     107,084       6,207
Corporation and President of       1994    317,500    156,464           --        15,000      62,230          --
Jefferson-Pilot Communications
Company

---------------

(1) Other annual compensation for Mr. Glass has included a payment for bonus foregone from his previous employer, of which $30,000 was paid in 1994.
(2) During the years 1994-1996, none of the named individuals were granted any stock appreciation rights ("SAR's") or restricted stock awards.
(3)  LTIP payouts were made 50% in shares of the Corporation's common stock.
(4) Company matching and gain sharing contributions to the 401(k)/TeamShare Plan which became effective in 1995 are shown in this column.

LONG TERM STOCK INCENTIVE PLAN

This plan provides long term incentives, based on Jefferson-Pilot common stock and on growth in earnings per share ("EPS"), to employees who may influence the long term performance of the Corporation and its subsidiaries. Key features of the plan include stock options and long term incentive awards. The option price may not be less than 100% of the fair market value of the stock on the award date. The following table shows options awarded by the Compensation Committee in 1996 to the named officers.

The price of the common stock must appreciate in order for optionees to realize any gain. As the stock price increases, all shareholders benefit proportionately.

                           OPTION GRANTS DURING 1996

                                                         PERCENT OF
                                            NUMBER OF      TOTAL
                                            SECURITIES    OPTIONS                               GRANT DATE
                                            UNDERLYING   GRANTED TO                            PRESENT VALUE
                                             OPTIONS     EMPLOYEES    EXERCISE   EXPIRATION   (BLACK-SCHOLES)
                   NAME                     GRANTED(#)    IN 1996     PRICE($)      DATE          ($)(1)
-------------------------------------------------------------------------------------------------------------
David A. Stonecipher......................   125,000       24.7%        53.625    2/11/06        1,409,209
Kenneth C. Mlekush........................     7,500        1.4%        46.75      1/2/06           60,357
                                              31,250        6.2%        53.625    2/11/06          352,302
William E. Blackwell......................    22,500        4.4%        53.625    2/11/06          253,658
Dennis R. Glass...........................    31,250        6.2%        53.625    2/11/06          352,302
                                               7,500        1.4%        57.50     11/4/06          102,316
John D. Hopkins...........................    31,250        6.2%        53.625    2/11/06          352,302
                                               7,500        1.4%        52.25     4/19/06           93,706

---------------

(1) The values shown in this table have been calculated through standard application of the Black-Scholes pricing model, using the following assumptions: options are exercised at the end of their ten-year term; interest rates are based on U.S. Treasury Strips available on the grant date and maturing at the end of the option term; volatility is based on the average daily closing market prices for December 1991 through December 1995; and the average annual dividend growth rate approximates 10%. The actual value an executive officer receives from a stock option is dependent on future market conditions, and there can be no assurance that the value ultimately realized by the executive will not be more or less than the amount reflected as "Grant Date Present Value." In addition, the value shown does not take into account the nontransferability of the options. The options granted upon renewal of employment agreements (7,500 for each of Messrs. Glass, Hopkins and Mlekush) are exercisable immediately and the discretionary options become exercisable in one-third increments over three years, or upon earlier death, disability, retirement, termination of employment after completion of the term of an employment agreement, or a change in control.

The following table shows stock option exercises during 1996 and the value of unexercised options as of December 31, 1996.

                      AGGREGATED OPTION EXERCISES IN 1996
                      AND DECEMBER 31, 1996 OPTION VALUES

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                               SHARES                      OPTIONS AT 12-31-96(#)            AT 12-31-96($)
                            ACQUIRED ON       VALUE      ---------------------------   ---------------------------
NAME                        EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------------------------------------------------------------------------------------------
David A. Stonecipher......         --             --       137,500        175,000       3,559,894      1,385,415
Kenneth C. Mlekush........         --             --        70,000         43,750       1,507,812        362,187
William E. Blackwell......         --             --        17,500         42,500         416,979        503,334
Dennis R. Glass...........         --             --        71,250         38,750       1,418,907        245,312
John D. Hopkins...........     18,750        502,344        45,000         42,500         770,001        344,843

The dollar values shown above represent the difference between the fair market value of the common stock and the exercise price of the options at the date of exercise or at December 31, 1996, respectively.

The following table shows potential future payouts under awards for the cycle commencing in 1996 under the Long-Term Plan, which is described under "Incentive and Reward" above.

                  LONG-TERM INCENTIVE PLANS --  AWARDS IN 1996

                                                                                 ESTIMATED FUTURE PAYOUTS
                                                            PERFORMANCE              UNDER NON-STOCK-
                                                              OR OTHER              PRICE-BASED PLANS
                                       NUMBER OF SHARES,    PERIOD UNTIL    ----------------------------------
                                        UNITS OR OTHER     MATURATION OR     THRESHOLD     TARGET     MAXIMUM
NAME                                     RIGHTS(#)(1)        PAYOUT(2)        ($)(3)       ($)(3)      ($)(3)
--------------------------------------------------------------------------------------------------------------
David A. Stonecipher.................           --           1996-1998        168,730      337,460    506,190
Kenneth C. Mlekush...................           --           1996-1998         54,825      109,650    164,475
William E. Blackwell.................           --           1996-1998         51,510      103,020    154,530
Dennis R. Glass......................           --           1996-1998         49,140       98,280    147,420
John D. Hopkins......................           --                  --             --           --         --

---------------

(1) Long-term awards are not designated in shares, units or other rights. Payouts are based on the compound growth rate ("CGR") in earnings per share during the three-year period. Payouts, if any, are in a 50/50 ratio of cash and common stock valued at the fair market value on the date of payout.
(2) Amounts in the table are based on current annual salary. Actual payments, if any, will be calculated as a percentage (which varies according to the participant and the level of CGR achieved) of salary during the last year in the period.
(3) Payouts are contingent upon achieving specified levels of CGR and service to the end of the three-year cycle. The target amount will be payable if the targeted CGR is achieved. The threshold amount will be payable if 50% of the targeted CGR is achieved; below 50% no payout will be made. The maximum amount will be payable if 150% or more of the targeted CGR is achieved.

RETIREMENT PLANS

Retirement benefits are provided under both a qualified plan and a nonqualified supplemental benefit plan maintained by the Corporation for certain senior executives, and the following table includes benefits under both plans.

                               PENSION PLAN TABLE

                                                                     YEARS OF SERVICE
                                                           ------------------------------------
                                                                                       20 YEARS
FINAL AVERAGE EARNINGS                                     10 YEARS      15 YEARS      OR MORE
-----------------------------------------------------------------------------------------------
$ 300,000................................................  $ 75,000      $112,000      $150,000
$ 600,000................................................  $150,000      $225,000      $300,000
$ 900,000................................................  $225,000      $337,500      $450,000
$1,200,000...............................................  $300,000      $450,000      $600,000
$1,500,000...............................................  $375,000      $562,500      $750,000
$1,800,000...............................................  $450,000      $675,000      $900,000

The table illustrates straight life annuity annual benefits that would be payable upon normal retirement at age 65 on January 1, 1997 to participants in specified earnings and years of service classifications. Benefits shown are not subject to offset for amounts payable under Social Security, but are subject to reduction in the event of early retirement.

For purposes of the table, covered compensation consists of the amounts disclosed in the Summary Compensation Table as salary and, for years after 1992, bonus. The credited years of service for the named individuals are as follows:
Mr. Stonecipher, 4 years; Mr. Mlekush, 4 years; Mr. Blackwell, 39 years; Mr. Hopkins, 4 years; and Mr. Glass, 3 years.

Mr. Stonecipher is entitled to additional retirement benefits pursuant to the terms of his employment agreement.

EMPLOYMENT CONTRACTS

On March 1, 1993, David A. Stonecipher became the President and Chief Executive Officer of the Corporation and Jefferson-Pilot Life Insurance Company pursuant to an employment agreement dated August 11, 1992, which expires on December 31, 1997. Mr. Stonecipher's 1993 base salary under the agreement was $750,000 and is subject to review and increase by the Compensation Committee in subsequent years as appropriate. An annual bonus calculated as a percent of base salary may be earned, determined in accordance with a formula based on growth in EPS over the prior year. Pursuant to the agreement, in 1992-1994 Mr. Stonecipher was granted options to purchase at the market prices on the dates of grant an aggregate of 112,500 shares of Common Stock under the Corporation's stock option plan. Mr. Stonecipher, currently age 56, is entitled to an annual retirement benefit at age 65 equal to 67% (reduced in the case of termination of service before age
65) of the average annual base salary and annual bonus payments over the last 60 months of employment, reduced by other retirement benefits received by Mr. Stonecipher from his former employer or under retirement plans of the Corporation, including the pension plans described above.

Messrs. Mlekush, Glass and Hopkins and one other executive officer joined the Corporation in 1993 under three-year employment agreements providing for annual salary, and guaranteed options over three years covering shares, as follows: Mr. Mlekush, $325,000 and 52,500 shares; Mr. Glass, $300,000 and 60,000 shares; and Mr. Hopkins, $265,000 and 45,000 shares. Mr. Mlekush's agreement was renewed at the end of 1995 for an additional three years, and in 1996 the agreements for Messrs. Glass and Hopkins were renewed for an additional three years; in connection with each renewal the Compensation Committee approved the award of a guaranteed stock option for 7,500 shares exercisable at the fair market value the date of the award. Base salaries are subject to review and increase by the Compensation Committee in subsequent years as appropriate. The agreements also provide that annual bonuses of up to 48% of base salary may be earned in accordance with a formula based on growth in operating EPS and/or other factors. Additional amounts may be paid for exceptional individual and company performance. The agreements also provide for participation in the Long-Term Plan (except for Mr. Hopkins) and for transition payments, moving expense reimbursements and certain foregone bonus reimbursements, most of which were paid prior to the years shown in the Summary Compensation Table.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Directors Cunningham, McColl, Melvin and Spilman served as members of the Compensation Committee of the Board during all of 1996. Thomas M. Belk served on the Committee until his retirement from the Board on May 6, 1996; Ms. Walls then joined the Committee and served during the remainder of 1996. None of such persons ever has been an officer or employee of the Corporation or any of its subsidiaries or has had any other significant relationship with the Corporation requiring disclosure under the proxy rules.

SHAREHOLDER RETURN

The following graph illustrates the cumulative total shareholder return on Jefferson-Pilot's common stock compared to total returns on Standard & Poor's 500 Stock Index and on certain other similarly diversified life insurance companies. The graph assumes that $100 was initially invested on December 31, 1991 and that all dividends were reinvested.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

  AMONG JEFFERSON-PILOT CORPORATION, S&P 500 INDEX, AND SIMILARLY DIVERSIFIED
                                   COMPANIES

                                                                                CUSTOM
                                                                              COMPOSITE
         MEASUREMENT PERIOD               JEFFERSON-                          INDEX (10
        (FISCAL YEAR COVERED)               PILOT            S&P 500           STOCKS)
DEC. '91                                            100               100               100
DEC. '92                                            132               108               135
DEC. '93                                            133               118               141
DEC. '94                                            152               120               128
DEC. '95                                            211               165               179
DEC. '96                                            264               203               214

The similarly diversified companies included in the custom composite index are American General Corporation, American National Insurance Company, The Liberty Corporation, Lincoln National Corporation, Protective Life Corporation, Provident Life & Accident Insurance Company of America (Class B Common), Providian Corporation, ReliaStar Financial Corp., Torchmark Corporation, and USLife Corporation. Each company is weighted according to its respective stock market capitalization at the beginning of each calendar quarter included in the graph.

OTHER INFORMATION

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Upon recommendation of the Audit Committee, on February 12, 1996 the Board appointed and designated Ernst & Young LLP as the independent public accountants for the Corporation and its consolidated subsidiaries for the fiscal year ending December 31, 1996. Similarly, Ernst & Young LLP has been reappointed for 1997.

Previously, the financial statements were audited by McGladrey & Pullen, LLP, although McGladrey expressed reliance for 1995 upon Arthur Andersen LLP, the auditors for 1995 for Alexander Hamilton Life Insurance Company of America following its acquisition by the Corporation. The change in auditors reflects the Corporation's increasing size (assets more than doubled in 1995, principally through acquisitions) and growing needs for nationwide life insurance industry resources for both auditing and other services particularly those related to acquisitions. The change was made following a selection process in which McGladrey chose not to participate although it remained willing to serve as the auditors based on its existing life insurance industry resources.

Representatives of Ernst & Young will be present at the Meeting, and will be given the opportunity to make a statement and will be available to respond to appropriate questions.

The reports of McGladrey on the Corporation's financial statements for 1995 and for 1994, and the report of Andersen for the period following the acquisition, did not contain an adverse opinion or disclaimer of opinion nor was either qualified or modified as to uncertainty, audit scope or accounting principles, except for explanatory statements in the McGladrey reports regarding a change of method of accounting for investments in debt and marketable equity securities, which resulted from the Corporation's adoption of SFAS 115 effective January 1, 1994.

Since January 1, 1994 there have been no disagreements between the Corporation and McGladrey, and since the date of the acquisition there have been no disagreements between Alexander Hamilton or the Corporation and Andersen, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Similarly, there were no reportable events as to either such accounting firm.

EXPENSES AND METHODS OF SOLICITATION

The Corporation pays the costs of soliciting proxies. Brokerage houses and other custodians, nominees and fiduciaries will be asked to forward solicitation materials to the beneficial owners and will be reimbursed for their reasonable expenses. The Corporation has retained Georgeson & Co. to perform various proxy advisory and solicitation services for a total estimated fee of $12,500, plus out-of-pocket expenses. In addition, directors, officers and other employees of the Corporation and its subsidiaries may solicit proxies by mail, telephone, telecopier or telegraph or in person.

CORPORATE GOVERNANCE MATTERS

Since their adoption by the Board of Directors in 1993, the Corporation has complied in all material respects with the Statement of Principles referred to on page 5, which was ratified at the 1993 Annual Meeting of Shareholders by the affirmative vote of 94% of the votes cast. The Principles have not been modified, amended or waived in any respect since their adoption, except for the waiver approved by the Corporation's Board of Directors on March 21, 1997 which permits William E. Blackwell, who turned age 65 on April 1, 1997, to continue to serve in his various executive capacities with the Corporation including service as President of Jefferson-Pilot Communications Company for a period not to exceed six months from April 1. The Board has a high degree of confidence in Mr. Blackwell and values his continuing contributions until the current search is completed and a suitable successor is in place. A copy of the Principles is available upon request to the Secretary of the Corporation and will be available for review by shareholders at the Meeting.

SHAREHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

Jefferson-Pilot's 1998 annual meeting of shareholders is tentatively scheduled for May 4, 1998. Any shareholder proposal to be presented at that meeting must be received by the Corporation's secretary by December 7, 1997 in order to be timely received for inclusion in the Corporation's proxy statement for that meeting.

The Corporation's Articles of Incorporation and By-Laws provide that any shareholder entitled to vote for the election of shareholders generally at an annual meeting may nominate at that meeting one or more persons for election as directors only if written notice of such shareholder's intent to make such nomination or nominations has been given to the Secretary of the Corporation not later than 90 days in advance of such meeting. The By-Laws similarly require 90 days' advance written notice to the Secretary of any resolution to be presented at that meeting. No notice of either event has been received for the Meeting.

OTHER MATTERS

The Board of Directors is not aware of any other matters which may be presented for action at the Meeting. Should any other matter requiring a vote of the shareholders arise, the accompanying proxy will be voted with respect to the matter, in accordance with the best judgment of the person or persons voting the proxy, in the interest of the Corporation.

Whether or not you plan to attend the Meeting, please promptly sign, date and return the enclosed proxy card.

By Order of the Board of Directors

Robert A. Reed
Vice President and Secretary

                                                                     APPENDIX A

PROXY                    JEFFERSON-PILOT CORPORATION
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 5, 1997

The undersigned hereby constitute(s) and appoint(s) DAVID A. STONECIPHER, JOHN
D. HOPKINS AND ROBERT A. REED, and each or any of them, attorneys and proxies of the undersigned, with full power of substitution to each, and with all the powers the undersigned would possess if personally present, to vote all shares of stock of Jefferson-Pilot Corporation the undersigned is entitled to vote at the Annual Meeting of the Shareholders of Jefferson-Pilot Corporation to be held on May 5, 1997, and at any adjournment thereof, upon the matters referred to in the Notice of Meeting and Proxy Statement for said meeting and in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN, OR IF NO CHOICE IS SPECIFIED, FOR EACH OF THE PROPOSALS LISTED ON THE REVERSE SIDE. DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER MATTERS THAT MAY COME BEFORE THE MEETING.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE TWO PROPOSALS.

                                                                    -----------
                                                                    SEE REVERSE
                                                                        SIDE
                                                                    -----------

            (IMPORTANT -- TO BE SIGNED AND DATED ON REVERSE SIDE)





[X] PLEASE MARK YOUR VOTE AS IN THIS EXAMPLE.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.
-------------------------------------------------------------------------------
  THE BOARD OF DIRECTORS OF JEFFERSON-PILOT CORPORATION RECOMMENDS A VOTE FOR:
-------------------------------------------------------------------------------

1. Election of four Class II Directors
   Nominees: Edwin B. Borden, William H. Cunningham, E. S. Melvin, and
             Donald S. Russell, Jr.

                        FOR  [ ]         WITHHOLD  [ ]

              _________________________________________________
                FOR all listed nominees except as noted above

2. Election of one Class I Director
   Nominee: David A. Stonecipher

                        FOR  [ ]         WITHHOLD  [ ]


Date:_____________________________, 1997

________________________________________

________________________________________
             SIGNATURE(S)

IMPORTANT: PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEAR HEREON. PERSONS SIGNING AS ATTORNEY-IN-FACT, CORPORATE OFFICER OR IN A FIDUCIARY CAPACITY SHOULD STATE THEIR TITLE. IF STOCK IS HELD BY JOINT TENANTS OR AS COMMUNITY PROPERTY, ALL PARTIES SHOULD SIGN.

_______ I plan to attend the meeting.

_______ See noted comments.